                                AMENDMENT NO. [ ]

                                       TO

          AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

      This Amendment, dated as of February 25, 2005 (the "Amendment"), amends the Amended and Restated Master Administrative Services Agreement, as amended, (the "Agreement"), dated July 1, 2004, by and between A I M ADVISORS, INC., ("AIM"), a Delaware statutory trust, (the "Administrator") and AIM Treasurer's Series Trust, a Delaware statutory trust with respect to the separate series set forth in Appendix A to this Agreement.

                              W I T N E S S E T H:

      WHEREAS, the parties desire to amend the Agreement to reflect that pursuant to the terms of an Investment Advisory Agreement with AIM Treasurer's Series Trust ("ATST"), dated November 25, 2003, as amended February 23, 2005, AIM will not charge Premier U.S. Government Money Portfolio any fees under this Agreement;

      NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows;

      1. Appendix A to the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "APPENDIX A
                                 FEE SCHEDULE TO
          AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
                                       OF
                          AIM TREASURER'S SERIES TRUST

                PORTFOLIOS                   EFFECTIVE DATE OF AGREEMENT
                ----------                   ---------------------------
Premier Portfolio**                                 July 1, 2004

Premier Tax-Exempt Portfolio **                     July 1, 2004

Premier U.S. Government Money Portfolio**           July 1, 2004

    The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

  Rate*         Net Assets
  -----         ----------
0.023%       First $1.5 billion
0.013%       Next $1.5 billion
0.003%       Over $3 billion

Re: Consideration of Changes to the Portfolios of ATST

            *Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.

**Notwithstanding the foregoing, Administrator, pursuant to the terms of an Investment Advisory Agreement with AIM Treasurer's Series Trust ("ATST"), dated November 25, 2003, as amended February 25, 2005, AIM will not charge Premier Portfolio, Premier Tax-Exempt Portfolio or Premier U.S. Government Portfolio, portfolios of ATST, any fees under this Agreement. However, this commitment may be changed following consultation with the Trustees."

      2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

Re: Consideration of Changes to the Portfolios of ATST

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.

                                          A I M ADVISORS, INC.

Attest: ___________________________       By: ________________________________
         Assistant Secretary                   Mark H. Williamson
                                               President

(SEAL)

                                          AIM TREASURER'S SERIES TRUST

Attest: ___________________________       By: ________________________________
         Assistant Secretary                   Robert H. Graham
                                               President

(SEAL)

Re: Consideration of Changes to the Portfolios of ATST

                                       3